Exhibit 23.3

September 13, 2014

Boot Barn Holdings, Inc.

15776 Laguna Canyon Road

Irvine, California 92618

Ladies and Gentlemen:

We hereby consent to the use of our name, Mōd Advisors LLC, and our industry numbers and predictions prepared for Boot Barn Holdings, Inc. (the “Company”), including but not limited to the Mōd study (as such term is defined in the Registration Statement), in (i) the Company’s Registration Statement on Form S-1 (the “Registration Statement”)  and in all subsequent amendments, including post-effective amendments, and supplements to the Registration Statement and in any related prospectus and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the Company’s initial public offering of its common shares, (ii) in any interim, quarterly or annual filings with the Commission by the Company, (iii) in any other registration statement relating to the Company’s common shares and any amendment thereto and (iv) in any other document offering securities in the Company or its respective subsidiaries. We further consent to the filing of this Consent as an exhibit to such Registration Statement.

Mōd Advisors LLC

By:	/s/ Ken Hewes
Name:	Ken Hewes
Title:	President